UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------


                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)                May 27, 1999




                         SUBURBAN PROPANE PARTNERS, L.P.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



DELAWARE                                 1-14222             22-3410353
--------------------------------------------------------------------------------
(State or other jurisdiction of        (Commission          (I.R.S. Employer
 incorporation or organization)         File No.)            Identification No.)



240 ROUTE 10 WEST,         WHIPPANY, NJ                07981
--------------------------------------------------------------------------------
(Address of principal executive office)               (Zip Code)

(973)  887-5300
--------------------------------------------------------------------------------
(Registrant's telephone number, including area code)











                                                                    Page 1 of 6
                                                        Exhibit Index on Page 4

ITEM 5.  OTHER EVENTS.

On May 27, 1999, Suburban Propane Partners, L.P. issued a press release (the "Press Release") regarding the completion of its previously announced recapitalization. A copy of the Press Release has been filed as Exhibit 99.1 to this Current Report.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C) EXHIBIT. A copy of the Press Release has been filed as Exhibit 99.1 to this Current Report.

                                   SIGNATURES



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED:








                                             SUBURBAN PROPANE PARTNERS, L.P.



DATE:  MAY 27,  1999                          BY:  /S/ JANICE G. MEOLA
                                                   -----------------------
                                                   JANICE G. MEOLA
                                                   GENERAL COUNSEL AND SECRETARY

                                    EXHIBITS
                                    --------



EXHIBIT NO.                                  EXHIBIT
-----------                                  -------

99.1                                         Press Release dated May 27, 1999

                                                                   EXHIBIT 99.1
                                                                   ------------

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
---------------------

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
                       COMPLETION OF RECAPITALIZATION PLAN
                    INCLUDING BUY BACK OF SUBORDINATED UNITS

WHIPPANY, NEW JERSEY, MAY 27, 1999--Suburban Propane Partners, L.P. (NYSE:SPH) today announced that it completed its previously announced recapitalization. Under the terms of the recapitalization agreements entered into with Millennium Chemicals Inc., the parent of Suburban's former General Partner, the Partnership has purchased, for cash, Millennium's entire limited partner interest in the Partnership, thus extinguishing 100 percent of the Partnership's outstanding subordinated partnership units.

As a result of the recapitalization, the ownership interest of the common unitholders has increased from approximately 74 percent to 98 percent. Accordingly, all future increases in distributions will inure principally to the benefit of the common unitholders.

The completion of the recapitalization further enhances common unitholder value by eliminating the requirement for the Partnership to repay $22 million in APUs before increasing common unitholder distributions, which APUs were previously outstanding under the Distribution Support Agreement with Millennium which was terminated in the recapitalization.

In addition, a new entity, Suburban Energy Services Group, LLC, formed by management of the Partnership, has purchased Millennium's 2 percent general partner interest and is now the Partnership's new general partner. Total proceeds paid to Millennium as a result of the recapitalization transactions amounted to $75 million.

With the completion of the recapitalization, the Partnership intends to increase its quarterly distribution to common unitholders from $.50 to $.5125 per unit, effective for the fiscal quarter ending June 26, 1999. This initial increase in distribution will increase the annual distribution from $2.00 to $2.05 per common unit. The total amount will include the existing minimum quarterly distribution of $.50 per unit per quarter ($2.00 per unit annually) and an additional $.0125 per unit per quarter ($.05 annually).

The  recapitalization  and admission of the new general partner were approved by
the  Partnership's   common  unitholders  at  a  Special  Meeting  held  at  the
Partnership's executive offices on May 26, 1999.

In making this announcement, Suburban Propane's President and Chief Executive Officer, Mark A. Alexander said, "we are excited with the prospects of moving forward under our strengthened capital structure that aligns all interests with those of our common unitholders and further expands our opportunities to increase common unitholder value. We are now poised to aggressively pursue growth opportunities. We also wish to thank Millennium for their support over the past three years."
                                     (more)
                                   Page 5 of 6

Statements made in this press release that relate to Suburban Propane's expectations or predictions are forward-looking statements. Suburban's actual results may differ materially from those projected in such forward-looking statements. Additional information that could cause actual results to differ materially from those discussed in forward-looking statements is contained in the Partnership's SEC filings, including its Form 10-K for the fiscal year ended September 26, 1998, as amended and restated on Form 10K/A. Copies of these filings, including 10Ks and 10Qs may be obtained by contacting Suburban or the SEC.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is the nation's third largest propane gas marketer. Suburban serves over 700,000 residential, commercial, industrial and agricultural customers through more than 340 customer service centers in more than 40 states. Corporate news, unit prices and additional information about Suburban are available 24 hours a day, 7 days a week on the Partnership's web site. Via the Internet, go to WWW.SUBURBANPROPANE.COM. To receive news releases via fax: Dial 800-758-5804 and input extension 112074.

Company contact:  Robert M. Plante
                  Treasurer
                  (973) 503-9252





























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